Medifast Announces Second Quarter 2026 Financial Results

August 3, 2026
BALTIMORE – (BUSINESS WIRE) — Medifast (NYSE: MED), the health and wellness company known for its science-backed comprehensive metabolic health system, Trilivy, today reported results for the second quarter ended June 30, 2026.
Second Quarter 2026
•Revenue: $76.4 million, with revenue per active earning coach of $6,529
•Independent active earning coaches of 11,700
•Net loss of $3.1 million or $0.28 loss per diluted share ("EPS")
•Cash, Cash Equivalents, and Investment Securities of $169.8 million with no debt
Nick Johnson, Chief Executive Officer, commented, “In the second quarter, we continued to see signs of a turnaround in our business. Revenue remained sequentially stable, supported by steady growth in coach productivity and positive coach leadership trends. Combined with the energy and engagement demonstrated at our recent National Coach Convention, these leading indicators have historically been precursors of future growth.
“We're building on that progress by putting new tools in our coaches' hands, with our new brand, Trilivy, our new Reset Fuelings, and our new Medifast Metabolic Health Institute. Each of these is a meaningful step in our 3.0 strategy. Backed by our Metabolic Synchronization science and coach-led model, we believe we are on track to return to profitability in the fourth quarter and have created a foundation that supports our vision for consistent, long-term growth.“
Second Quarter 2026 Results
Second quarter 2026 revenue decreased 27.6% to $76.4 million from $105.6 million for the second quarter of 2025, primarily driven by a decrease in the number of active earning coaches. The total number of active earning coaches decreased 48.7% to 11,700 compared to 22,800 for the second quarter of 2025, primarily driven by continued pressure with client acquisition reflecting broader challenges in the operating environment, including rapid adoption of GLP-1 medications for weight loss. While the company continues its transformation to focus on metabolic health, it expects the number of active earning coaches to continue to decline in 2026. The average revenue per active earning coach was $6,529, compared to $4,630 for the second quarter last year, an increase of 41.0% which was driven by greater alignment of the company's network of coaches, prioritizing productive coaches and more efficient coach network structures.
Gross profit decreased 30.3% to $53.4 million from $76.6 million for the second quarter of 2025. The decrease in gross profit was due to lower sales volumes. The company's gross profit margin was 69.9% compared to 72.6% in the second quarter of 2025. The decrease in gross profit as a percentage of revenue was primarily driven by the loss of leverage on fixed costs.
Selling, general, and administrative expenses (“SG&A”) decreased 25.7% to $57.7 million compared to $77.7 million for the second quarter of 2025. The decrease in SG&A was primarily due to a $12.6 million decrease in coach compensation on lower volume and fewer active earning coaches, a $2.3 million decrease in employee salary and benefit expenses, and a $2.0 million decrease in company-led marketing costs. As a percentage of revenue, SG&A increased 200 basis points year-over-year to 75.6% of revenue, as compared to 73.6% for the second quarter of 2025. The increase in SG&A as a percentage of revenue was primarily due to approximately

290 basis points associated with the loss of leverage on fixed costs and 60 basis points associated with the launch of the company's new Trilivy Reset product line, partially offset by a 190 basis point reduction related to company-led marketing expenses. During Q2 the company launched its Catalyst program with the majority of the execution expected to take place in Q3. The Catalyst program is designed to drive additional cost savings through facility rationalization, AI-related efficiencies and other means.
The company's loss from operations for the period was $4.3 million compared to $1.1 million in the prior year comparable period. As a percentage of revenue, loss from operations was 5.7% for the second quarter of 2026 compared to 1.0% in the prior-year comparable period due to the factors described above impacting revenue and SG&A expenses.
Other income decreased $2.6 million to $1.3 million compared to $3.9 million for the second quarter of 2025 primarily due to gains on the company's investment in LifeMD, Inc. common stock in the prior year period. The company sold its investment in LifeMD during the quarter ended June 30, 2025.
Income tax expense for the period was $0.1 million, an effective rate of negative 3.6%, as compared to $0.4 million for the second quarter of 2025, an effective rate of 13.7%. Due to the existence of a full valuation allowance against its deferred tax assets recorded as of December 31, 2025, the company calculated income tax expense for the current period based on actual results for the quarter. The decrease in the effective tax rate was primarily driven by the increased loss incurred in the June 30, 2026 period and the valuation allowance on the net deferred tax assets.
In the second quarter of 2026, the company's net loss was $3.1 million, or $0.28 per share, based on approximately 11.1 million shares of common stock outstanding compared to a net income of $2.5 million, or $0.22 per share, based on approximately 11.1 million shares of common stock outstanding in the prior year comparable period.
Capital Allocation and Balance Sheet
During the second quarter of 2026, the company executed an amendment to extend the lease and reduce the square footage for the company's Havre de Grace distribution facility, and remeasured its right-of-use asset and corresponding lease liability by $12.5 million and $12.7 million, respectively. This action is in addition to the commencement of the company's new headquarters office space during the first quarter, where the company recorded an initial right-of-use asset and corresponding lease liability of $6.8 million.
The company’s balance sheet remains strong with cash, cash equivalents and investment securities of $169.8 million and no debt as of June 30, 2026, compared to $167.3 million in cash, cash equivalents and investment securities and no debt at December 31, 2025. Working capital as defined as current assets less current liabilities as of June 30, 2026 was $160.5 million, compared to $158.7 million of working capital at December 31, 2025.
Outlook
The company expects third quarter 2026 revenue to be in the range of $60 million to $80 million and third quarter 2026 loss per share to be in the range of $0.15 to $0.65. This excludes any one-time costs associated with the execution of the company's Catalyst initiatives. The company expects full year 2026 revenue to be in the range of $270 million to $300 million and full year 2026 loss per share to range from $0.25 to $1.75.
Conference Call Information
The conference call is scheduled for today, Monday, August 3, 2026 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1768081&tp_key=644d7ae69f and will be archived online and available through November 3, 2026. In addition, listeners may dial (201) 389-0879 to join via telephone.
A telephonic playback will be available from 8:30 p.m. ET, August 3, 2026, through August 10, 2026. Participants can dial (412) 317-6671 and enter passcode 13761321 to hear the playback.
About Medifast®:
Medifast (NYSE: MED) is the metabolic health and wellness company known for its science-backed comprehensive metabolic health system, Trilivy. Designed to help address the challenges of metabolic dysfunction, the company’s holistic approach integrates science-backed plans and products, personal 1:1 coaching, a supportive community, and behavioral science support to develop healthy habits.
Driven to improve metabolic health through advanced science and comprehensive behavioral support, Medifast has introduced Metabolic Synchronization®, a breakthrough science that targets metabolic dysfunction through a comprehensive system focused on fat loss, lean mass preservation, and long-term health. Trilivy's comprehensive three-part metabolic health system is designed to help people reset their metabolism, refine their health, and renew their lives. By integrating science, coaching, and healthy habits into a single approach, Trilivy helps people look, feel, and live better.
Backed by more than 45 years of clinical heritage, Medifast continues to advance its mission of lifelong transformation through metabolic science and human connectionTM. For more information, visit Trilivyhealth.com and Medifastinc.com.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent coaches; industry competition and new weight loss products, including weight loss medications such as GLP-1s, or services; Medifast’s health or advertising related claims by clients; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by coaches; effectiveness of the company's strategic pivot towards metabolic health; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; competitors use of artificial intelligence to make their offer more competitive; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets including through its collaboration with LifeMD, Inc.; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Revenue	$76,384	$105,555	$152,428	$221,283
Cost of sales	22,988	28,911	47,276	60,395
Gross profit	53,396	76,644	105,152	160,888

Selling, general, and administrative	57,723	77,710	112,774	163,217

Loss from operations	(4,327)	(1,066)	(7,622)	(2,329)

Other income
Interest income	1,347	1,369	2,726	2,671
Other income (expense)	(11)	2,572	(36)	3,059
	1,336	3,941	2,690	5,730

Income (loss) before provision for income taxes	(2,991)	2,875	(4,932)	3,401

Provision for income taxes	109	395	290	1,693

Net income (loss)	$(3,100)	$2,480	$(5,222)	$1,708

Earnings (loss) per share - basic	$(0.28)	$0.23	$(0.47)	$0.16

Earnings (loss) per share - diluted	$(0.28)	$0.22	$(0.47)	$0.15

Weighted average shares outstanding
Basic	11,135	10,991	11,071	10,970
Diluted	11,135	11,060	11,071	11,045

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	June 30, 2026	December 31, 2025

ASSETS
Current Assets
Cash and cash equivalents	$71,910	$89,303
Inventories, net	21,181	20,228
Investments	97,911	77,970
Income taxes, prepaid	5,258	5,116
Prepaid expenses and other current assets	5,774	9,066
Total current assets	202,034	201,683

Property, plant and equipment, net of accumulated depreciation	27,980	31,230
Right-of-use assets	24,314	7,232
Other assets	6,073	7,828

TOTAL ASSETS	$260,401	$247,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$36,406	$38,359
Current lease obligations	5,158	4,603
Total current liabilities	41,564	42,962

Lease obligations, net of current lease obligations	22,460	6,091
Total liabilities	64,024	49,053

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,181 and 10,991 issued and outstanding
at June 30, 2026 and December 31, 2025, respectively	11	11
Additional paid-in capital	43,306	40,406
Accumulated other comprehensive income	11	234
Retained earnings	153,049	158,269
Total stockholders' equity	196,377	198,920

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$260,401	$247,973